Exhibit 99.1

Contact:

Heather Williams

Corporate Media Relations

443.733.1613

communications@keywcorp.com

Chris Donaghey

Investor Relations

investors@keywcorp.com

443.733.1600

KeyW Announces Changes to Executive Leadership Team

Chief Operating Officer, Mark Willard, and Chief Administrative Officer, Kim DeChello, Step Down; John Sutton Joins as Chief Operating Officer; Marion Ruzecki Joins as Chief People Officer

HANOVER, Md., May 10, 2017 (GLOBE NEWSWIRE) — The KeyW Holding Corporation (NASDAQ:KEYW) announced today that the company's chief operating officer (COO), Mark Willard, and chief administrative officer, Kim DeChello (CAO), will step down from their current roles. Both leaders will actively support the business through the end of the quarter and then transition to strategic advisory roles.

“As founders and shareholders of the company, Kim and I are excited for KeyW’s future. The company has a solid strategy for growth and the time is right to transition as the company enters the next phase of its transformation,” said Mark Willard, departing COO. “We’re committed to supporting a smooth transition and look forward to continued success in the longer term.”

“I want to personally thank Mark and Kim for their leadership and ongoing commitment to KeyW. We’re grateful for the work they’ve done to establish and nurture the business—and to help make KeyW the great company it is today,” said Bill Weber, KeyW’s chief executive officer.

KeyW also announced the appointment of John Sutton as COO, effective May 15, 2017, and Marion Ruzecki as Chief People Officer, effective June 12, 2017.

“John has extensive experience with growth and mergers and acquisitions, and he brings an operational discipline that aligns well with our go-forward strategy,” said Mr. Weber. “The timing couldn’t be better, especially as we continue our integration with Sotera Defense Solutions.”

With more than 30 years of experience, Mr. Sutton joins KeyW from Vencore Inc. where he led the operations and growth of the Defense, Civilian and Homeland Security Group. He also played a critical role in more than 25 merger and acquisition (M&A) processes and 13 transactions, including PRC to Litton, GRC to AT&T, McDonald Bradley to ManTech, and QinetiQ NA to Vencore—and has extensive experience capturing and delivering technology programs in the federal market.

Ms. Ruzecki has more than 22 years of experience developing and implementing the people strategy for technology firms in both the federal and commercial sectors. She joins KeyW from Novetta where she served as the senior vice president for Employee Care and Development. In this role, she oversaw all aspects of the employment experience from recruiting to benefits, career development and company culture; and played a critical role in post M&A integrations. Before Novetta, she served as a strategic advisor for several industry-leading technology firms; and prior to that, she held direct leadership positions such as recruiting director for ManTech.

“KeyW’s business is built on the strength of our people. It’s not enough to be good at people-related matters—we have to be the best,” said Bill. “And Marion brings this.”

The employment agreements with each of Mr. Sutton and Ms. Ruzecki provide for grants of inducement equity awards outside of KeyW’s Amended and Restated 2013 Stock Incentive Plan, in accordance with NASDAQ Listing Rule 5635(c)(4). The agreements and grants were authorized by the Compensation Committee of Holdings' Board of Directors, and approved by the full Board of Directors, as inducements material to the two individuals entering into employment with KeyW. The inducement grants consist of up to (i) up to 200,000 shares of KeyW’s common stock for Mr. Sutton, and (ii) up to 100,000 shares of KeyW’s common stock for Ms. Ruzecki, each as a long-term incentive inducement that will be granted during the five-year period following commencement of their respective employment, in the amounts set forth below, provided KeyW’s stock price exceeds the applicable target share prices set forth below for at least 30 consecutive trading days:

John Sutton

Target Price Per Share	Long-Term Incentive Shares
$13.00	25,000
$16.00	25,000
$20.00	50,000
$25.00	50,000
$30.00	50,000

Marion Ruzecki

Target Price Per Share	Long-Term Incentive Shares
$13.00	12,500
$16.00	12,500
$20.00	25,000
$25.00	25,000
$30.00	25,000

The issuance and vesting of the inducement shares will be contingent upon the individuals' continued employment with KeyW, subject to acceleration upon certain events.

About KeyW

KeyW is a pure-play national security solutions provider for the Intelligence, Cyber and Counterterrorism Communities' toughest challenges. We support the collection, processing, analysis and dissemination of information across the full spectrum of their missions. We employ and challenge more than 2,000 of the most talented professionals in the industry with solving such complex problems as preventing cyber threats, transforming data into intelligence and combating global terrorism.

Forward-Looking Statements: Statements made in this press release that are not historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include but are not limited to: statements about our future expectations, plans and prospects; and other statements containing the words "estimates," "believes," "anticipates," "plans," "expects," "will," "potential," "opportunities," and similar expressions. Our actual results, performance or achievements or industry results may differ materially from those expressed or implied in these forward-looking statements. These statements involve numerous risks and uncertainties, including but not limited to, those risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on March 15, 2017, our prospectus supplement, dated and filed with the SEC on January 27, 2017, with respect to our prospectus, dated December 22, 2016 included in our registration statement amendment on Form S-3/A (Registration No. 333-215115) filed with the SEC on December 21, 2016, and other filings that we make with the SEC from time to time. In addition, our acquisition of Sotera Defense Solutions, completed on April 4, 2017, involves risks and uncertainties, including (i) the inability to successfully implement integration strategies or realize the anticipated benefits of the acquisition, including the possibility that the expected synergies and cost reductions from the acquisition will not be realized or will not be realized within the expected time period; (ii) the increased leverage and interest expense of the combined company and our ability to comply with debt covenants under our secured credit facility entered into on April 4, 2017; (iii) changes in future business conditions that could cause our goodwill, which will increase as a result of the Sotera acquisition, to become impaired, requiring substantial write-downs. (iv) areas of Sotera's internal controls that may need to be remediated or improved; (v) general economic conditions and/or conditions affecting the parties' current and prospective customers; and (vi) other risk factors with respect to acquisitions contained in section captioned "Risk Factors" contained in our Annual Report on Form 10-K for the year ended December 31, 2016 and other filings that we make with the SEC from time to time. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements. KeyW is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise, unless required by law.